Calculation of Filing Fee Tables
S-8
SKK Holdings Ltd
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary shares, par value $0.0025 per share	Other	2,000,000	$ 4.68	$ 9,360,000.00	0.0001381	$ 1,292.62
Total Offering Amounts:						$ 9,360,000.00		$ 1,292.62
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,292.62
Offering Note
[1]	Pursuant to Rule 416 under the Securities Act, there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions. Registration fee calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low sale prices of the Ordinary Shares on July 31, 2026, as reported on The Nasdaq Capital Market tier of The Nasdaq Stock Market LLC.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources